Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Third Quarter 2015 Results

Successfully Completed acquisition of ProBuild Holdings LLC

Third Quarter Adjusted Net Income of $0.31 per Diluted Share, an Increase of $0.17 versus 2014

Third Quarter Adjusted EBITDA of $114 Million, an Increase of $18 Million versus 2014

November 05, 2015 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction and home repair and remodeling in the United States, today reported its results for the third quarter ended September 30, 2015.

The Company has provided supplemental financial information of the combined company in this press release that is adjusted to include ProBuild’s financial results for the relevant periods prior to July 31, 2015 (“Closing Date”). See accompanying financial schedules for more information, including non-GAAP reconciliations.

Third quarter highlights include the following:

•	Completed the acquisition of ProBuild on July 31, one of the largest distributors of building materials to professional builders, contractors and project-oriented consumers in the United States. Through its lumber yards, component facilities, millwork shops, gypsum yards and retail stores across 40 states, ProBuild generated approximately $4.5 billion in sales in 2014.

•	Pro forma net sales of $1.7 billion were flat compared to the third quarter of 2014, excluding the impact of closed locations. Sales volume grew approximately 6.1 percent over the third quarter of 2014; including 7.0 percent in the homebuilding end market and 3.0 percent in the repair and remodel end market. This was offset 6.1 percent by the negative impact of commodity price deflation on our sales and 0.1 percent impact from closed locations.

•	Pro forma gross margin percentage was 25.9 percent, up 160 basis points from 24.3 percent in the third quarter of 2014.

•	Adjusted EBITDA was $113.6 million, or 6.7 percent of sales, compared to $95.9 million, or 5.6 percent of sales, for the third quarter of 2014.

•	Adjusted net income was $34.7 million, or $0.31 per diluted share, compared to $15.8 million, or $0.14 per diluted share in the third quarter of 2014.

•	Total liquidity at September 30, 2015 was $685.7 million, consisting of net borrowing availability under the 2015 revolving credit facility and cash on hand.

•	In the third quarter, we paid down approximately $160 million on the 2015 revolving credit facility subsequent to the acquisition close.

Builders FirstSource Reports Third Quarter 2015 Results (continued)

Commenting on the company’s results, Builders FirstSource CEO Floyd Sherman said, “We ended the third quarter of 2015 with pro forma sales of $1.7 billion, flat to prior year excluding the impact of closed locations, but grew adjusted EBITDA by 19 percent or $18 million. We were able to achieve these positive results despite the negative impact of commodity deflation on our current quarter sales. Average market prices for framing lumber have fallen approximately 22 percent since the beginning of the year. As a result, our third quarter 2015 pro forma lumber and lumber sheet good sales excluding closed locations were down 6 percent versus third quarter 2014. However, our value-added pro forma sales excluding closed locations of prefabricated components, windows & doors, and millwork increased 6 percent versus third quarter 2014.

Mr. Sherman added “Since the closing of the ProBuild acquisition on July 31, I am even more confident that this acquisition will drive significant value for our customers and stockholders. We have created a more diversified company with enhanced scale and an improved geographic footprint, enabling a broader, more efficient platform of manufacturing and distribution capabilities going forward. We have solidified a clear roadmap to deliver cost savings, and have already implemented changes that are expected to yield over $30 million of the projected $100-120 million of annualized cost savings. We believe these cost savings will begin to benefit our fourth quarter results.”

Chad Crow, Builders FirstSource President and CFO, commented, “We have continued our focus on profitable growth as evidenced by the approximately 160 basis point expansion in our pro forma gross margin percentage and the approximately 110 basis point adjusted EBITDA margin growth we achieved this quarter. We paid down approximately $160 million on the revolving credit facility in the quarter since the acquisition close.

Mr. Crow commented further, “I am very pleased with the progress we have made to date on integrating our two companies, and the pool of talent we have across our combined organization continues to impress me. All aspects of the integration, including system conversions and facility consolidations, are now in full swing and are progressing as planned.”

Pro Forma and Adjusted Information, Third Quarter 2015 Compared to Third Quarter 2014

The Company has provided supplemental financial information of the combined company in this press release that is adjusted to include ProBuild’s financial results for the relevant periods prior to the Closing Date. (See accompanying financial schedules for full financial details and reconciliations of non-GAAP financial measures to their GAAP equivalents.)

•	Pro forma sales of $1.7 billion were flat compared to the third quarter of 2014. Sales volume grew approximately 7.0 percent in the homebuilding end market and 3.0 percent in the repair and remodel end market, which was offset 6.1 percent by the negative impact of commodity price deflation on our sales and 0.1 percent impact from closed locations.

•	Pro forma gross margin percentage was 25.9 percent, up from 24.3 percent last year. Our gross margin percentage increased largely due to improved customer pricing, commodity price deflation, and a higher mix of value-added sales.

•	Pro forma net interest expense was $43.2 million excluding certain one-time financing costs and normalized for the incremental debt issued to finance the ProBuild acquisition. See supplemental schedule attached for the components of interest expense.

Builders FirstSource Reports Third Quarter 2015 Results (continued)

•	Pro forma income tax expense in the third quarter of 2015 was $1.2 million compared to $1.5 million in the third quarter of 2014.

•	Normalizing for facility closure costs, certain non-recurring or transaction related items, and other adjustments as detailed in the attached reconciliation, adjusted net income was $34.7 million, or $0.31 per diluted share, compared to $15.8 million, or $0.14 per diluted share, in the third quarter of 2014.

•	Adjusted EBITDA in the third quarter of 2015 was $113.6 million, or 6.7 percent of sales, compared to $95.9 million, or 5.6 percent of sales in 2014. This represents 18.5 percent growth on a year over year basis. See attached reconciliation.

GAAP Third Quarter 2015 Information Compared to GAAP Third Quarter 2014

ProBuild’s financial results are only included in the combined company’s financial statements from the closing date forward and are not reflected in the combined company’s historical financial statements. Accordingly, ProBuild’s financial results are not included in the Generally Accepted Accounting Principles (“GAAP”) results for any periods prior to the closing.

•	Sales for the three months ended September 30, 2015 were $1,276.1 million, a 193.4 percent increase over sales of $434.9 million for the three months ended September 30, 2014. Sales increased $821.6 million or 188.9 percent due primarily to the ProBuild acquisition.

•	Gross margin increased $227.1 million to $324.8 million. Of this increase, $210.7 million is due to the acquisition of ProBuild.

•	Net interest expense was $46.0 million in the third quarter of 2015, an increase of $39.6 million from the third quarter of 2014. The increase was primarily related to the financing transactions associated with the acquisition of ProBuild.

•	Net loss was $8.8 million, or a $0.08 loss per diluted share, compared to net income of $8.5 million, or $0.07 per diluted share, in the third quarter of 2014, primarily due to transaction related expenses.

Liquidity and Capital Resources

•	Total liquidity at September 30, 2015 was $685.7 million, consisting of net borrowing availability under the 2015 revolving credit facility and cash on hand. We had $135.0 million in outstanding borrowings under our 2015 facility as of September 30, 2015. See the attached interest reconciliation.

•	In the third quarter, we paid down approximately $160 million on the 2015 revolving credit facility subsequent to the acquisition close.

•	On July 31, 2015, we completed the acquisition of ProBuild. For more information regarding the effect of the ProBuild acquisition on our liquidity, please refer to our Registration Statement on Form S-3 (Registration No. 333-203824) and the related prospectus supplement.

Builders FirstSource Reports Third Quarter 2015 Results (continued)

Acquisition and Integration Update

On July 31, 2015, Builders FirstSource acquired ProBuild for $1.6 billion, subject to certain adjustments. The combination creates an industry leader with expanded growth and margin opportunities. We believe that the benefits of the acquisition include:

•	Increased scale and diversification

•	Opportunity to expand sales of higher margin products

•	$100 - $120 million of targeted run rate cost savings before one-time expenses

•	Favorable timing given the projected housing market recovery and long term growth potential

We are very pleased with the progress and pace of the integration efforts so far. Management and operating teams are in place, and are driving our joint business goals. All six ProBuild Senior Vice Presidents of Operations joined Builders FirstSource management to run six of our nine large regions, bringing 33 years of average industry experience to the combined company. We all have a strong focus on customer service to sustain and grow local market relationships.

We have projected annualized cost savings of $100-120 million. Within two months of the acquisition close date, we have already implemented cost savings initiatives that are expected to yield over $30 million run rate savings. We believe we are on pace to achieve additional annual run rate cost savings of approximately $50 million within one calendar year of the deal close. Given the timing of the acquisition, material savings were not realized in the company’s third quarter operating results. However, actions were taken that were designed to generate go-forward savings, which we expect to start benefiting our fourth quarter 2015 financial results. One-time implementation costs, including third party integration support, IT systems and integration costs, and personnel related costs involving retention, relocation, training, and severance are estimated at $80-90 million. We believe approximately two thirds of these one-time costs will be incurred in the first year and the remainder incurred in the second year following the Close Date.

Outlook

Concluding, Mr. Sherman added, “We continue to believe the long-term outlook for the housing industry remains positive. Our focus will be to leverage our national scale and sales capability to grow faster than the market with a focus on profitable growth, value added products, and continuing to improve our operating margins. By leveraging our sales expertise and national manufacturing capabilities, we believe our company is well positioned to help homebuilders mitigate the impact of well publicized labor shortages. Furthermore, our integration efforts with ProBuild are a high priority for us in the coming months. I remain convinced that the combination of Builders FirstSource and ProBuild will create value for our shareholders and customers alike in the years to come.”

Conference Call

Builders FirstSource will host a conference call Friday, November 6, 2015 at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section the morning of the call. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-967-7140 (U.S. and Canada) and 719-457-2632 (international), Conference ID: 750521. A replay of the call will be available at 3:00 p.m. Central Time through November 20th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 750521. The live webcast and archived replay can also be accessed on the company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

2014 Pro Forma Sales: $6.1 Billion   |   Associates:   14 Thousand   |   Operations in 40 states

Builders FirstSource Reports Third Quarter 2015 Results (continued)

Headquartered in Dallas, Texas, Builders FirstSource is the largest supplier of building products, prefabricated components, and value-added services to the professional market segment, for new residential construction and repair and remodeling, in the U.S. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with over 430 locations and have a market presence in 74 of the top 100 Metropolitan Statistical Areas, providing geographic diversity, opportunity to benefit from the U.S. housing market recovery, and balanced end market exposure. We service customers from 350 strategically located distribution facilities and 125 manufacturing facilities (certain of which are co-located), that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, forecasted cost savings, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

#   #   #

Contact:

Jennifer Pasquino

SVP Investor Relations

Builders FirstSource, Inc.

(303) 262-8571

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(Adjusted and unaudited)

	Three Months Ended September 30,
	2015	2014
	(in millions except per share amounts)
Pro forma net sales	$1,699.0	$1,711.3
Sales adjustment for closed locations	(0.9)	(11.8)

Pro forma net sales excluding closed locations	1,698.1	1,699.5
Pro forma gross margin	440.5	415.0
Pro forma gross margin %	25.9%	24.3%
Adjusted EBITDA	113.6	95.9
Adjusted EBITDA margin %	6.7%	5.6%
Pro forma depreciation and amortization	(32.3)	(27.7)
Pro forma interest expense, net	(43.2)	(43.0)
Pro forma income tax expense	(1.2)	(1.5)
Other adjustments	(2.2)	(7.9)

Adjusted Net Income	$34.7	$15.8

Basic adjusted net income per share:	$0.32	$0.15

Diluted adjusted net income per share:	$0.31	$0.14

Pro forma weighted average common shares (in millions)
Basic	108.9	107.3
Diluted	113.1	109.6

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended September 30,
	2015	2014
(In thousands, except per share amounts)
Net sales	$1,276,063	$434,907
Cost of sales	951,289	337,260

Gross margin	324,774	97,647
Selling, general and administrative expenses	286,533	82,062

Income from operations	38,241	15,585
Interest expense, net	46,005	6,393

Income (loss) from continuing operations before income taxes	(7,764)	9,192
Income tax expense	993	453

Income (loss) from continuing operations	(8,757)	8,739
Income (loss) from discontinued operations (net of income tax expense of $0 in 2015 and $0 in 2014)	—	(235)

Net Income (loss)	$(8,757)	$8,504

Comprehensive Income (loss)	$(8,757)	$8,504

Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.08)	$0.09
Income (loss) from discontinued operations	0.00	(0.00)

Net Income (loss)	$(0.08)	$0.09

Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.08)	$0.07
Income (loss) from discontinued operations	0.00	(0.00)

Net Income (loss)	$(0.08)	$0.07

Weighted average common shares:
Basic	105,856	98,104

Diluted	105,856	100,360

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2015	December 31, 2014
	(Unaudited) (In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$101,185	$17,773
Accounts receivable, less allowance of $11,300 and $3,153 at September 30, 2015 and December 31, 2014, respectively	657,867	140,064
Other receivables	53,380	24,070
Inventories, net	502,269	138,156
Other current assets	25,832	11,477

Total current assets	1,340,533	331,540
Property, plant and equipment, net	736,632	75,679
Assets held for sale	10,581	1,395
Goodwill	596,407	139,774
Intangible assets, net	334,150	17,228
Other assets, net	19,531	8,449

Total assets	$3,037,834	$574,065

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks outstanding	$58,629	$—
Accounts payable	420,229	74,427
Accrued liabilities	314,584	67,666
Current maturities of long-term debt and lease obligations	30,365	30,074

Total current liabilities	823,807	172,167
Long-term debt and lease obligations, net of current maturities, debt discount and deferred loan costs	1,996,818	344,829
Other long-term liabilities	61,691	16,869

Total liabilities	2,882,316	533,865
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 109,267 and 98,226 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	1,092	982
Additional paid-in capital	507,550	380,091
Accumulated deficit	(353,124)	(340,873)

Total stockholders’ equity	155,518	40,200

Total liabilities and stockholders’ equity	$3,037,834	$574,065

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
	2015	2014
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income (loss)	$(12,251)	$15,729
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	30,635	6,413
Asset impairments	1,438	—
Amortization and write-off of deferred loan costs	16,751	1,816
Amortization of debt discount	120	—
Fair value adjustment of stock warrants	4,563	(1,321)
Deferred income taxes	396	361
Bad debt expense	797	(364)
Stock compensation expense	4,972	3,910
Net gain on sale of assets	(587)	(119)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(30,513)	(23,744)
Inventories	31,615	(6,595)
Other current assets	(2,255)	(2,289)
Other assets and liabilities	2,227	(490)
Accounts payable and checks outstanding	32,380	15,798
Accrued liabilities	38,481	21,391

Net cash provided by operating activities	118,769	30,496

Cash flows from investing activities:
Purchases of property, plant and equipment	(28,313)	(14,522)
Proceeds from sale of property, plant and equipment	2,409	120
Cash used for acquisitions, net	(1,465,117)	(33,165)

Net cash used in investing activities	(1,491,021)	(47,567)

Cash flows from financing activities:
Borrowings under revolving credit facility	320,000	30,000
Repayments under revolving credit facility	(215,000)	—
Proceeds from issuance of notes	700,000	—
Proceeds from term loan	594,000	—
Repayments of long-term debt and other loans	(1,365)	(50)
Payments of loan costs	(56,632)	(34)
Proceeds from public offering of common stock, net of issuance costs	111,315	—
Exercise of stock options	4,332	1,535
Repurchase of common stock	(986)	(1,306)

Net cash provided by financing activities	1,455,664	30,145

Net change in cash and cash equivalents	83,412	13,074
Cash and cash equivalents at beginning of period	17,773	54,696

Cash and cash equivalents at end of period	$101,185	$67,770

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on November 5, 2015.

	Three months ended September 30,
	2015	2014
	(in millions)
Reconciliation to Adjusted EBITDA:
Reported GAAP Net Income (loss)	$(8.8)	$8.5
Pre-Close ProBuild Net Income (1)	5.7	36.8
Pro forma interest adjustment	6.0	(23.1)
Acquisition depreciation and amortization adjustments	(3.9)	(10.1)
Other pro forma adjustments	1.0	2.1
Acquisition related expenses	19.2	—

Pro forma Net Income	19.2	14.2
Integration related expenses	14.1	—
Facility closure costs	1.4	1.6

Adjusted Net Income	34.7	15.8
Reconciling items:
Pro forma depreciation and amortization expense	32.3	27.7
Pro forma interest expense, net	43.2	43.0
Pro forma income tax expense	1.2	1.5
Stock compensation expense	1.6	2.0
ProBuild long term incentive plan	—	1.1
(Gain)/loss on sale and asset impairments	0.4	1.9
Other management-identified adjustments (2)	0.2	2.9

Adjusted EBITDA	$113.6	$95.9

Adjusted EBITDA Margin	6.7%	5.6%

(1)	Represents July Net Income in 2015 and full third quarter in 2014
(2)	Primarily relates to full year impact of cost saving or one-time or extraordinary cost items and losses from closed ProBuild locations

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Pro Forma Sales Excluding Closed Locations by Product Category

(unaudited)

	Three months ended September 30,
	2015		2014
	(in millions)
Lumber & Lumber Sheet Goods	$554.4	32.6%	$588.7	34.7%
Windows, Doors & Millwork	342.7	20.2%	323.4	19.0%
Manufactured Products	284.6	16.8%	270.9	15.9%
Gypsum, Roofing & Insulation	157.9	9.3%	162.2	9.5%
Siding, Metal & Concrete Products	166.5	9.8%	164.0	9.7%
Other	192.0	11.3%	190.3	11.2%

Total adjusted net sales	$1,698.1	100.0%	$1,699.5	100.0%

Builders FirstSource

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended September 30, 2015

	Historical
	Builders FirstSource	ProBuild July	Pro Forma Adjustments	Pro Forma Combined Company
	(in millions except per share amounts)
Net Sales	$1,276.1	$422.9	$—	$1,699.0
Cost of Sales	951.3	304.2	3.0	1,258.5

Gross profit	324.8	118.7	(3.0)	440.5
Operating Expenses
Selling, general and administrative	284.7	109.6	(18.8)	375.5
Facility closure costs	1.9	—	(0.5)	1.4

Total operating expenses	286.6	109.6	(19.3)	376.9
Income from operations	38.2	9.1	16.3	63.6
Interest expense, net	46.0	3.2	(6.0)	43.2

Income (loss) from continuing operations before income tax	(7.8)	5.9	22.3	20.4
Income tax expense	1.0	0.2	—	1.2

Income (loss) from continuing operations	(8.8)	5.7	22.3	19.2

Loss from discontinued operations	—	—	—	—

Net income (loss)	$(8.8)	$5.7	$22.3	$19.2

Net income (loss) per share:
Basic	$(0.08)			$0.18
Diluted	$(0.08)			$0.17
Weighted average common shares outstanding (in millions)
Basic	105.9	—	3.0	108.9
Diluted	105.9	—	7.2	113.1

Builders FirstSource

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended September 30, 2014

	Historical
	Builders FirstSource	ProBuild	Pro Forma Adjustments	Pro Forma Combined Company
	(in millions except per share amounts)
Net Sales	$434.9	$1,276.4	$—	$1,711.3
Cost of Sales	337.2	950.0	9.1	1,296.3

Gross profit	97.7	326.4	(9.1)	415.0
Operating Expenses
Selling, general and administrative	82.0	275.2	(2.7)	354.5
Facility closure costs	0.1	—	1.5	1.6

Total operating expenses	82.1	275.2	(1.2)	356.1
Income (loss) from operations	15.6	51.2	(7.9)	58.9
Interest expense, net	6.4	13.5	23.1	43.0

Income (loss) from continuing operations before income tax	9.2	37.7	(31.0)	15.9
Income tax expense	0.5	1.0	—	1.5

Income (loss) from continuing operations	8.7	36.7	(31.0)	14.4

Loss from discontinued operations	0.2	—	—	0.2

Net income (loss)	$8.5	$36.7	$(31.0)	$14.2

Net income (loss) per share:
Basic	$(0.09)			$0.13
Diluted	$(0.07)			$0.13
Weighted average common shares outstanding (in millions)
Basic	98.1	—	9.2	107.3
Diluted	100.4	—	9.2	109.6

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Expense Reconciliation

(unaudited)

	Three months ended September 30,		Adjusted Annual Estimate (1)
	2015	2014	2015
	As Reported GAAP		Adjusted
	(in millions)
Detail of Net Interest Expense:
2021 notes	$6.7	$6.7	$26.7
2023 notes	12.5	—	75.3
2015 term loan (2)	6.2	—	36.5
2015 facility (3)	1.2	—	6.1
2013 facility	0.2	0.4	—
Change in fair value of stock warrants (1)	—	(1.3)	—
Amortization of deferred loan costs & debt discount (2), (4)	1.5	0.6	8.2
One-time financing costs	13.2	—	—
Partial write-off of DIC on 2013 facility	0.9	—	—
Lease finance obligations	3.6	—	21.4

Interest expense, net	$46.0	$6.4	$174.2

(1)	Excludes issuance cost or one time items. Assumes current borrowing rates on variable debt.
(2)	Adjusted estimates were based on the Oct ‘15-Sep ‘16 period to produce annual estimates.
(3)	Assumed September 2015 expense for annualized projections
(4)	Non-cash item